                                               Registration Statement No.33-____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                  Intermedia Communications of Florida, Inc.
- --------------------------------------------------------------------------------
              (Exact name of issuer as specified in its charter)


             Delaware                               59-291-3586
      -------------------------------            ------------------
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)            Identification No.)


               3625 Queen Palm Drive, Tampa, Florida    33619-1309
              ---------------------------------------------------
              (Address of Principal Executive Offices)  (Zip Code)


                  Intermedia Communications of Florida, Inc.
                           Long Term Incentive Plan
                  ------------------------------------------
                           (Full title of the plan)


                                David C. Ruberg
                       Chairman of the Board, President
                          and Chief Executive Officer
                  Intermedia Communications of Florida, Inc.
               3625 Queen Palm Drive, Tampa, Florida 33619-1309
               ------------------------------------------------
                    (Name and address of agent for service)


                                (813) 621-0011
         ------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                           _________________________

                                With a copy to:

                      Ralph J. Sutcliffe, Esq.
                      Kronish, Lieb, Weiner & Hellman LLP
                      1114 Avenue of the Americas
                      New York, New York 10036-7798

                           _________________________



                        CALCULATION OF REGISTRATION FEE

                           Proposed   Proposed
Title of                    maximum    maximum      Amount
securities      Amount     offering   aggregate       of
to be            to be       price    offering   registration
registered    registered   per share    price        fee
- -------------------------------------------------------------
Common         1,500,000  $30 (1)  $45,000,000  $15,517.24
 stock $0.1
 par value



(1) Average of the bid and asked prices as reported on the Nasdaq National Market on May 10, 1996, pursuant to Rule 457(c).

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

      The following documents, which have been filed by the Intermedia Communications of Florida, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference in this Registration Statement as of their respective dates:

      (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

      (b) The Company's Current Report on Form 8-K filed with the SEC on February 21, 1996;

      (c) The Company's Current Report on Form 8-K filed with the SEC on March 13, 1996;

      (d) The Company's Current Report on Form 8-K filed with the SEC on April 30, 1996;

      (e) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

      (f) The description of capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

      Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP and counsel to the registrant, beneficially owns 5,745 shares of the Company's common stock.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

      The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made
- ----
for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.


  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of said Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.  Exhibits.
         --------

      4.1 Restated Certificate of Incorporation of the Company, together with all amendments thereto. Exhibit 3.1 to the Company's S-1 filed with the SEC on November 8, 1993 (No. 33-69053) (the "Form S-1") is incorporated herein by reference.

      4.2  By-Laws of the Company, together with all amendments thereto.
Exhibit 3.2 to the Form S-1 is incorporated herein by reference.

      5.1 Opinion of counsel as to legality of the shares of common stock covered by this Registration Statement.

      23.1 Consent of Ernst & Young LLP

      23.2 Consent of Mendelsohn Kary Bell & Natoli, P.C.

      23.3 Consent of counsel (included within Exhibit 5.1)

Item 9.  Undertakings.
         ------------

A.    Post-Effective Amendments
      -------------------------

      The registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("1933 Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above will not apply if the
- --------  -------
information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("1934 Act"), that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering
thereof.                                                  ---------

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Subsequent Documents Incorporated by Reference
      ----------------------------------------------

      The registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                         ---------

C.    Claims for Indemnification
      --------------------------

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 17th day of May, 1996.

                Intermedia Communications of Florida, Inc.
                (Registrant)


                By:  /s/ David C. Ruberg
                   -------------------------------------
                  David C. Ruberg
                  Chairman of the Board, President and
                  Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in all capacities and on the dates indicated.

Signature                         Title               Date
- ------------------------  ----------------------  ------------
/s/ David C. Ruberg       Chairman of the         May 17, 1996
- ------------------------  Board, President,
David C. Ruberg           Chief Executive
                          Officer and Director


/s/ Ronald L. Tolliver    Senior Vice             May 17, 1996
- ------------------------  President, Chief
Ronald L. Tolliver        Financial Officer and
                          Secretary


/s/ Jeanne M. Walters     Controller and Chief    May 17, 1996
- ------------------------  Accounting Officer
Jeanne M. Walters


- ------------------------  Director                May 17, 1996
John C. Baker



/s/ George F. Knapp       Director                May 17, 1996
- ------------------------
George F. Knapp


                                 EXHIBIT INDEX


Exhibit                                                  Page
- -------                                                  -----

4.1          Restated Certificate of                       -
             Incorporation of the Company,
             together with all amendments
             thereto.  Exhibit 3.1 to the
             Company's S-1 filed with the SEC on
             November 8, 1993 (No. 33-69053) (the
             "Form S-1") is incorporated herein
             by reference.

4.2          By-Laws of the Company, together              -
             with all amendments thereto.
             Exhibit 3.2 to the Form S-1 is
             incorporated herein by reference.

5.1          Opinion of counsel as to                     9
             legality of the shares of common
             stock covered by this Registration
             Statement.

23.1         Consent of Ernst & Young LLP                 11

23.2         Consent of Mendelsohn Kary Bell              12
             & Natoli, P.C.

23.3         Consent of counsel (included                 -
             within Exhibit 5.1)